Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-268782) of Grindr Inc.,
(2)Registration Statement (Form S-3 No. 333-276210) of Grindr Inc.,
(3)Registration Statement (Form S-8 No. 333-283096) pertaining to the Grindr Inc. Amended and Restated 2022 Equity Incentive Plan, and
(4)Registration Statement (Form S-8 No. 333-269745) pertaining to the Grindr Inc. 2022 Equity Incentive Plan and the Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan;
of our report dated March 7, 2025, with respect to the consolidated financial statements of Grindr Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Grindr Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Los Angeles, California
March 7, 2025